Exhibit 10.19

EXECUTION COPY

Dated 1 June 2018

The Sellers listed in Schedule 1

as Sellers

and

The Buyers listed in Schedule 1

as Buyers

and

GoodBulk Ltd.

as GB

HEADS OF TERMS AGREEMENT

HONG KONG

Content

1.	DEFINITIONS AND INTERPRETATIONS	1

2.	SALE AND PURCHASE	4

3.	DELIVERY AND PAYMENT ARRANGEMENTS	4

4.	SELLERS' OPTIONS	6

5.	CONDITIONS PRECEDENT	7

6.	REPRESENTATIONS AND WARRANTIES	7

7.	COVENANTS AND UNDERTAKINGS	10

8.	TAXES AND INDEMNITIES	11

9.	TERMINATION	12

10.	NOTICES	12

11.	COSTS AND EXPENSES	14

12.	CONFIDENTIALITY	14

13.	BUSINESS CONDUCT	14

14.	REMEDIES CUMULATIVE	15

15.	NO WAIVER	15

16.	SEVERANCE	15

17.	AMENDMENTS	15

18.	SUCCESSORS	15

19.	ASSIGNMENT	15

20.	RIGHTS OF THIRD PARTIES	16

21.	COUNTERPARTS	16

22.	GOVERNING LAW	16

23.	JURISDICTION	16

Schedule 1 List of Sellers, Buyers and the Vessels		17

Schedule 2 Form of MOA		18

Schedule 3 Form of ESCROW Agreement		33

EXECUTED AS A DEED by the Parties		40

- i -

THIS AGREEMENT is dated 1 June 2018 and is made between:

(1)	The Sellers listed in Schedule 1 as sellers ("Sellers" and singly a "Seller");

(2)	The Buyers listed in Schedule 1 as buyers ("Buyers" and singly a "Buyer"); and

(3)	GoodBulk Ltd., an exempted company incorporated under the laws of Bermuda, with registration no. 51936 and having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda ("GB"),

each a "Party" and together the "Parties".

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATIONS

(i)	Definitions: In this Agreement, the following terms have the following meanings, unless the context determines otherwise:

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agreements" means this Agreement, the Escrow Agreement and the MOAs,

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"BCI 180K" means the Baltic Exchange Capesize Index freight forward agreement curve in relation to Capesize 180,000mt dwt dry cargo vessels, as published by the Baltic Exchange.

"Business Day" means a day (other than a Saturday or Sunday) on which banks generally are open in the United States of America, the United Kingdom, Bermuda and Monaco.

"Cancellation Date" means 30 September 2018 (or such other date as may be mutually agreed in writing by the Parties).

"CTM RSA" means the Capesize vessel pool managed and operated by C Transport Maritime S.A.M., a Monaco-based ship management company.

"CTM RSA Coefficient" means the differential between (i) the projected daily rate charterhire for a Vessel employed under a spot charter within the CTM RSA and (ii) the BCI 180K for the same charter period.

"Delivery" means, in relation to a Vessel, the actual delivery of a Vessel by the Relevant Seller to and the actual acceptance of a Vessel by the Relevant Buyer under and in accordance with the provisions of the MOA.

"Delivery Date" means, in relation to a Vessel, the date of the Delivery (being no later than the Cancellation Date and no earlier than five (5) Banking Days after the Trigger Date).

"Deposit" means, in relation to a Vessel, an amount in the form of cash and GB Securities equivalent in value to 15% of the Purchase Price or, in the event that Clause 3.3(c) applies, an amount in the form of cash equivalent to 12.5% of the Purchase Price.

"Dollars", "US$" and "$" mean the lawful currency of the United States of America.

"Escrow Account" means, in relation to a Vessel, the escrow account maintained by the Escrow Agent.

"Escrow Agent" means the law firm of Ince & Co LLP in London, England.

"Escrow Agreement" means the escrow agreement substantially in the form set out in Schedule 3 (Form of Escrow Agreement)

"Exchange Act" means the Securities Exchange Act of 1934, as amended, of the United States of America.

"GB IPO" means the listing of the GB Securities on the Nasdaq Stock Market.

"GB Securities" means the common shares, par value USD1.00 per share, of GB.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"MOA" means each memorandum of agreement to be entered into between the Relevant Seller and the Relevant Buyer in respect of the sale and purchase of a Vessel substantially in the form set out in Schedule 2 (Form of MOA), and together the "MOAs".

"MTM Charter Period" means the period from the Delivery Date to the maximum redelivery date under the charterparty entered into between a Seller and a charterer (if any) in relation to a Vessel.

"MTM Rate" means the daily rate of any charterparty entered into between a Seller and a charterer in relation to any Vessel.

"MTM – BCI 180K FFA Rate" means the relevant BCI 180K FFA per day rate (as of the last trading date before the Delivery Date) for the MTM Charter Period, multiplied by the CTM RSA Coefficient for that Vessel.

"Purchase Price" in respect of a Vessel, has the meaning given in the relevant MOA.

"Relevant Buyer" means the Buyer set opposite a Seller on Schedule 1 (List of Sellers, Buyers and Vessels).

"Relevant Seller" means the Seller set opposite a Buyer on Schedule 1 (List of Sellers, Buyers and Vessels).

"Relevant Vessel" means the Vessel set opposite the Relevant Buyer and Relevant Seller on Schedule 1 (List of Sellers, Buyers and Vessels).

"Sarbanes-Oxley Act" means the The Sarbanes-Oxley Act of 2002, as amended, of the United States of America.

"SEC" means the Securities and Exchange Commission of the United States of America.

"Securities Act" means the Securities Act of 1933, as amended, of the United States of America.

"Subsidiary" means a subsidiary within the meaning of s1159 Companies Act 2006.

"Suspense Account" means, in relation to a Vessel, a suspense account at a bank designated by the Relevant Seller.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Third Party Rights" means any security interest, easement, lien, surety, pledge, option, restriction, preferential right, or other real or personal right or any other third party right whatsoever encumbering directly or indirectly any GB Security or restricting any attribute of ownership of, as well as any option (or other commitment to sell), right of first refusal, pre-emption right, restriction on voting or receipt of income.

"Trigger Date" means the date of completion of the GB IPO.

"Vessel" means Vessel A, Vessel B, Vessel C, Vessel D or Vessel E, and together the "Vessels".

(ii)	In this Agreement, unless the context requires otherwise, any reference:

(a)	to a Clause or Schedule is a reference to the Clause of or the Schedule to this Agreement;

(b)	to this Agreement, any other document or any provision of this Agreement or that document is a reference to this Agreement, that document or that provision as in force for the time being or from time to time amended in accordance with the terms of this Agreement or that document;

(c)	to a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(d)	to an enactment includes that enactment as it may be amended, replaced or re-enacted at any time, whether before or after the date of this Agreement, and any subordinate legislation made under it;

(e)	to an "agreement" includes any document or deed, an arrangement and any other kind of commitment;

(f)	to a "right" includes a power, a remedy and discretion;

(g)	to a "day" shall mean a calendar day, unless specified to be a Business Day.

(iii)	In this Agreement, unless the context requires otherwise:

(a)	words importing the plural include the singular and vice versa;

(b)	words importing a gender include every gender; and

(c)	the words "other" and "including" do not limit the generality of any preceding words and are not to be construed as being limited to the same class as the preceding words where a wider construction is possible.

(iv)	The headings and the table of contents in this Agreement do not affect its interpretation.

(v)	The Schedules form part of this Agreement.

2.	SALE AND PURCHASE

(i)	Each Relevant Seller agrees to sell to the Relevant Buyer, and that Relevant Buyer agrees to purchase from that Relevant Seller, the title, rights and interest in and to the Relevant Vessel in consideration of the payment of the Purchase Price by the Relevant Buyer to the Relevant Seller pursuant to the MOA (to which that Relevant Buyer and Relevant Seller are parties) and this Agreement.

3.	DELIVERY AND PAYMENT ARRANGEMENTS

(i)	Delivery Date

In relation to each Vessel, the Delivery Date of that Vessel shall be between the date hereof and the Cancellation Date.

(ii)	Delivery Location

Each Vessel shall be delivered in the geographic range described in Clause 5(a) of the MOA relating to the sale and purchase of that Vessel.

(iii)	Deposit

In relation to each Vessel:

(i)	Within 5 Business Days of the Trigger Date, each Buyer shall arrange its Deposit to be paid into the Escrow Account.

(ii)	Each Deposit shall be an amount equal to 12.5% of the relevant Purchase Price in the form of cash.

(iv)	Purchase Price Payment

(a)	Each Buyer shall pay the Purchase Price for a Vessel as follows:

(i)	95% of the Purchase Price shall be paid in the form of cash. The cash deposited with the Escrow Agent pursuant to the Escrow Agreement (equal to 12.5% of the relevant Purchase Price), shall be released by the Escrow Agent to the Relevant Seller on the Delivery Date subject to reception of the Protocol of Delivery and Acceptance (as contemplated under the MOA and signed by both the Relevant Buyer and the Relevant Seller) and the balance (equal to 82.5% of the relevant Purchase Price) shall be (i) first paid into a Suspense Account by way of MT199 within 3 Business Days prior to the Delivery Date for that Vessel and (ii) released to the Relevant Seller on or prior to the Delivery Date in accordance with the conditions set out in the MT199; and

(ii)	the remaining 5% of the Purchase Price shall be paid in the form of GB Securities, the number of which shall be determined by dividing 5% of the relevant Purchase Price by the price at which the GB Securities were initially offered to the public in the GB IPO ("GB Payment Securities"). The GB Payment Securities shall be paid by the Relevant Buyer to an account established in the name of the Relevant Seller of that Vessel (or as otherwise directed by the Seller) on the relevant Delivery Date. As from the Trigger Date and until each Delivery Date, in the event GB performs prior to a Delivery Date any transaction or declaration of any dividend or distribution, stock split, reverse stock split, stock dividend, reorganization, reclassification, merger, combination, recapitalization, or other like change or any other transaction with respect to or affecting the financial rights attached to the GB Payment Securities, and including any stock repurchase or redemption effected on a substantially pro rata basis or in which the majority of GB shareholders participate, prior to a Delivery Date which affects the number of shares of GB Payment Securities the Sellers should equitably receive, such number of shares of GB Payment Securities shall be equitably adjusted to the extent necessary to provide the Sellers the same economic effect as contemplated by this Agreement prior to such transaction or declaration.

(b)	If the Purchase Price is not paid in accordance with this Clause 3.4 and Clause 3 (Payment) of the relevant MOA, the provisions of Clause 13 (Buyer’s default) of the relevant MOA shall apply.

(v)	Vessel Purchase Requirements Following GB IPO

(a)	If GB's proceeds from the GB IPO amount to:

(i)	US$118 million or more, then GB shall procure that the Buyers purchase all of the Vessels from the Sellers;

(ii)	at least US$92 million but less than US$118 million, then GB shall procure that the Relevant Buyers purchase at least 4 Vessels (which will include Vessel B, Vessel C, Vessel D and Vessel E) from the Relevant Sellers;

(iii)	at least US$70 million but less than US$92 million, then GB shall procure that the Relevant Buyers purchase at least 3 Vessels (which should include Vessel B, Vessel D and Vessel E) from the Relevant Sellers; and

(iv)	less than US$70 million, then Buyers shall have no obligation to purchase any Vessel from the Sellers.

(b)	GB shall promptly (but not later that 2 Business Days after the Trigger Date) notify the Sellers which Vessels are to be acquired by which Buyers, if any, subject to the terms of Clause 3.5.1.

(c)	If in the event Clause 3.5.1(b), Clause 3.5.1(c) or Clause 3.5.1(d) shall apply, the MOA relating to any Vessel not required to be procured by the Relevant Buyer shall be terminated with immediate effect and with no further action required by any of the Parties.

(d)	In the event that GB does not complete the GB IPO, GB shall have the option, exercisable until 15 July 2018, to purchase in cash between 3 and 5 vessels at the prices and in accordance with the terms set forth herein, mutatis mutandi.

4.	SELLERS' OPTIONS

Each Seller may charter or otherwise employ its Vessel at any time, provided that, prior to the Cancellation Date, the Sellers will comply with the following options in regards to the employment of the Vessels:

(i)	any Seller may charter its Vessel for a charter period not to exceed the Cancellation Date, provided that such Relevant Seller shall deliver the Vessel to the Relevant Buyer on a charter-free basis on the Delivery Date for that Vessel;

(ii)	any Seller may enter its Vessel into the CTM RSA pool until the later of (i) the Trigger Date and (ii) the Delivery Date for that Vessel, provided that the CTM RSA Coefficient is at least:

(i)	in relation to Vessel A, 121%;

(ii)	in relation to Vessel B, 109%;

(iii)	in relation to Vessel C, 104%;

(iv)	in relation to Vessel D, 103%; and

(v)	in relation to Vessel E, 103%.

(iii)	no more than two Sellers may charter their respective Vessels at any time, provided that:

(i)	those Vessels are chartered on a fixed-rate basis with charter periods not to extend beyond 31 December 2018;

(ii)	those Vessels are sold by the Relevant Sellers to the Relevant Buyers whilst still subject to the charterparty between the Relevant Seller and its respective charterer and that charterer agrees to the novation of such charterparty from that Seller to the Relevant Buyer; and

(iii)	if the MTM – BCI 180K FFA Rate relating to a Vessel is greater than the MTM Rate, then the Purchase Price for that Vessel shall be reduced by an amount equivalent to the difference between the MTM – BCI 180K FFA Rate and the MTM Rate (if positive), such difference then net present valued over the MTM Charter Period on a daily basis using an annual discount rate of 7%.

5.	CONDITIONS PRECEDENT

The obligations of the Relevant Sellers to sell to the Relevant Buyers each respective Seller's title, rights and interest in and to the Vessel owned by such Seller is subject to the following conditions being fulfilled in relation to the Agreements to the reasonable satisfaction of the Relevant Sellers on or prior to the Delivery Date (any one of which may be waived by the Relevant Sellers to the extent permitted by law in writing in whole or in part with or without conditions):

(i)	evidence that all necessary corporate and other action has been taken by the Relevant Buyers to authorise the execution, delivery and performance of each of the Agreements;

(ii)	all warranties of GB and the Buyers set forth in each of the Agreements shall be true and accurate on and as of the Delivery Date;

(iii)	no change having occurred after the date of this Agreement in any applicable law or regulation or in the interpretation thereof which would make it illegal for any of the Parties to perform their respective obligations under the Agreements;

(iv)	the Trigger Date shall be on or prior to 15 July 2018;

(v)	the relevant Parties shall have entered into the MOAs in the form attached hereto as Schedule 2 (Form of MOA) and the Escrow Agreement in the form attached hereto as Schedule 3 (Form of Escrow Agreement); and

6.	REPRESENTATIONS AND WARRANTIES

(i)	Each of the Parties represents and warrants to the other Parties, on the date of this Agreement and as of the Delivery Date for each Vessel that:

(a)	Status

(i)	It is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(ii)	It has the power to own its assets and carry on its business as it is being conducted.

(b)	Binding obligations

The obligations expressed to be assumed by it in the Agreements are legal, valid, binding and enforceable obligations.

(c)	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Agreements do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets.

(d)	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Agreements and the transactions contemplated by the Agreements.

(e)	Validity and admissibility in evidence

All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Agreements; and

(ii)	to make the Agreements admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

(f)	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the relevant MOA and this Agreement be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the relevant MOA, this Agreement or the transactions contemplated by the relevant MOA and this Agreement.

(g)	Lock up and holding period

Each Seller shall enter into an agreement, substantially similar to those entered into by the significant shareholders of GB, restricting its sale or transfer of the GB Payment Securities for a period of 180 days (or such shorter period as may be agreed by significant shareholders of GB) from the Trigger Date without the prior written consent of the representative of the GB IPO underwriters as set forth therein, in form and substance satisfactory to the Parties. The agreement will include customary carve-outs as agreed between the Parties. Sellers understand that GB Payment Securities are "restricted securities" under applicable U.S. federal and state securities laws and therefore Sellers may be subject to certain holding periods from the date of issuance.

(ii)	Each of GB and each of the Buyers represents and warrants to each of the Sellers, on the date of this Agreement and as of the Delivery Date for each Vessel that:

(a)	Share Capital

(i)	The authorized share capital of GB consists of 50,000,000 GB Securities, of which 29,540,456 shares were issued and outstanding as of the close of business on 30 May 2018, and one Class A share of par value of USD 1.00, which was issued and outstanding as of the close of business on 30 May 2018. All of the GB Securities which were issued and outstanding as of the close of business on 30 May 2018 (A) have been duly authorized and validly issued, (B) are fully paid and nonassessable, and (C) were issued in compliance with all applicable security laws concerning the issuance of securities. The GB Securities are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such equity interests other than the Escrow Agreement.

(ii)	The GB Payment Securities when issued are duly authorized and will be validly issued, fully paid and will not be subject to any option, call, preemptive, subscription or similar rights under any provision of applicable law, the organizational documents of GB or any of its subsidiaries.

(iii)	The GB Payment Securities shall be delivered to the Sellers on the respective Delivery Dates, and such Seller shall be the owner, on said date, of such GB Payment Securities free from all pledge, pre-emptive right and any other Third Party Rights whatsoever, in payment for the sale of relevant Vessel.

(iv)	Upon the terms and subject to the conditions set forth in this Agreement, each Seller will as from the relevant Delivery Date, become, in accordance with the allocation mentioned in Schedule 2 (Form of MOA), the owner of the GB Payment Securities together with all rights and benefits attached thereto, and will acquire full title thereof. At such point in time, the Sellers shall, in respect of the GB Payment Securities they will have received be entitled to receive all dividends and other distributions which may occur as from the Delivery Date and of every right attached to the full ownership of such GB Payment Securities.

(iii)	Each of GB and each of the Buyers warrants to each of the Sellers, on the date of this Agreement and as of the Delivery Date for each Vessel that:

(i)	GB has submitted a draft registration statement on Form F-1 to the Commission, and expects such registration statement to be declared effective by the Commission prior to the Cancellation Date. Upon effectiveness, such registration statement will comply in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii)	GB has applied for the listing of the GB Securities on the Nasdaq Stock Market and expects such listing to occur prior to the Cancellation Date.

(iii)	GB is not, and never has been a "shell company" as defined under Rule 144 of the Securities Act.

(iv)	It is not necessary in connection with the issuance and delivery of GB Payment Securities to each Seller under the terms of this Agreement to register such securities under the Securities Act.

(iv)	The warranties set forth in Clause 6.1 and Clause 6.2 are deemed to be made by each of the Buyers and each of the Sellers by reference to the facts and circumstances then existing on each Delivery Date.

7.	COVENANTS AND UNDERTAKINGS

(i)	Each of the Buyers and GB undertake to regularly keep the Sellers informed of the status and the development of the GB IPO.

(ii)	GB hereby irrevocably and unconditionally undertakes to each of the Sellers:

(i)	that from the date of this Agreement and ending on the Delivery Date of the last Vessel, the Buyers shall remain wholly-owned and controlled by GB at all times;

(ii)	to procure the purchase of the Vessels from the Sellers pursuant to the terms of this Agreement and each MOA and to guarantee the due and punctual performance of the Buyers of their respective obligations pursuant to the terms of this Agreement and each MOA (including without limitation the purchase of the Vessels from the Sellers);

(iii)	that, in the event the GP IPO does not occur and any Seller subsequently wishes to withdraw its Vessel from the CTM RSA, GB will use commercially reasonable efforts to procure prompt redelivery of that Vessel to the Relevant Seller at the next available opportunity (including without limitation at the termination or expiry of any spot or other charter of that Vesel), provided that the Vessel's exit from the CTM RSA will not result in any material disadvantage to the other members of the CTM RSA in relation to the timing or location of the redelivery of the Vessel;

(iv)	to provide to the Sellers the most recent registration statement filed publically with the Commission and to promptly provide to the Sellers copies of all subsequent submissions;

(v)	to use commercially reasonable efforts to have the GB Securities listed on the Nasdaq Stock Market on or before 15 July 2018 and to maintain such listing for a minimum of 24 months from the last Delivery Date;

(vi)	upon the written request of each Seller or its transferee, promptly following the expiration of the 180-day period following each delivery of GB Payment Securities to such Seller following a GB IPO, GB shall cause any transfer agent to remove the "restricted security" legend from such GB Payment Securities and GB shall be responsible for any associated costs in connection therewith.

(vii)	with a view to making available the benefits of certain rules and regulations of the SEC that will permit the sale of the GB Payment Securities without registration with the SEC following a GB IPO, GB agrees to:

(i)	make and keep public information available, as such terms are understood and defined in Rule 144(c)(i) of the Securities Act, at all times until the two year anniversary of the last Delivery Date;

(ii)	so long as any Seller owns any GB Payment Securities that are restricted securities, file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Exchange Act; and

(iii)	so long as any Seller owns any GB Payment Securities that are restricted securities, upon request by such Seller, if GB is not filing reports and other documents under the Exchange Act, GB will make available other information as required by, and so long as necessary to permit sales of the GB Payment Securities pursuant to Rule 144A (including the provision of information to such Seller and prospective purchasers designated by such Seller pursuant to Rule 144A(d)(4)) and, commencing at such time as sales are permitted under Rule 144, Rule 144A and in any event shall make available (either by mailing a copy thereof, by posting on GB's website, or by press release) to such Seller a copy of GB's annual consolidated financial statements (including at least balance sheets, statements of profit and loss, statements of shareholders' equity and statements of cash flows) prepared in accordance with IFRS, no later than four months after the end of each fiscal year.

8.	TAXES AND INDEMNITIES

(i)	The Purchase Price is exclusive of any and all Taxes applicable thereto.

(ii)	The Buyers shall on demand pay all stamp, documentary, registration or like Taxes (including any payable by any of the Sellers) imposed on or in connection with this Agreement.

(iii)	The Buyers shall on demand pay and discharge any Tax suffered or incurred by any of the Sellers relating to or in connection with the transaction contemplated by this Agreement.

(iv)	Each of GB and each of the Buyers as principal obligor and as a separate and independent obligation and liability from its other obligations and liabilities under the Agreements agrees to indemnify and keep indemnified each of the Sellers, in full and on demand, from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Sellers arising out of, or in connection with, any failure of GB or any of the Buyers to perform or discharge any of their obligations under any Agreement to which they are a party.

9.	TERMINATION

(i)	This Agreement shall be terminated if:

(i)	the Trigger Date does not occur on or prior to 15 July 2018;

(ii)	for any reason no Vessel has been sold and delivered to a Buyer prior to the Cancellation Date; or

(iii)	all the Parties agree in writing.

(ii)	Any termination pursuant to Clause 9.1 shall not prejudice the Sellers' rights to indemnification under Clause 8 (Taxes and Indemnities), or any other provision of any MOA, which shall survive any such termination.

10.	NOTICES

(i)	Every notice or communication under this Agreement must be in writing and may, without prejudice to any other form of delivery, be delivered personally or sent by post or by email.

(ii)	In the case of posting, the envelope containing the notice or communication must be addressed to the intended recipient at the authorised address of that Party and must be properly stamped or have the proper postage prepaid for delivery by the most expeditious service available (which will be airmail if that service is available) and, in the case of an email, the transmission must be sent to the intended recipient at the email address of that Party.

(iii)	Subject to Clause 10.4, the authorised address and email address of each Party, for the purpose of Clause 10, are as follows:

Each of the Sellers:

Director - James Bodi

Estera (Bermuda) Ltd

Bermuda Office

Canon's Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

james.bodi@estera.com

T +1 441 294 8005

with a copy to:

Corporate Secretary - James Ayers

Estera (Bermuda) Ltd

Bermuda Office

Canon's Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

James.Ayers@estera.com

T +1 441 294 8040

Each of the Buyers:

c/o C Transport Maritime SAM

98000 Principality of Monaco

T +377 97985900

lpulcini@ctmmc.com

jmradziwill@ctmmc.com

sfaina@ctmmc.com.

GB:

c/o C Transport Maritime SAM

98000 Principality of Monaco

T +377 97985900

lpulcini@ctmmc.com

jmradziwill@ctmmc.com

sfaina@ctmmc.com.

(iv)	No change in any of the particulars set out in Clause 10.3 will be effective against a Party until it has been notified to that Party.

(v)	A notice or communication will be deemed to have been duly given and received:

(i)	on personal delivery to any director or the secretary of an addressee or on a Business Day to a place for the receipt of letters at that addressee's authorised address;

(ii)	in the case of posting, where the addressee's authorised address is in the same country as the country of posting, at 10.00 a.m. (local time at the place where the address is located) on the second (2nd) Business Day after the day of posting;

(iii)	in the case of posting, where the addressee's authorised address is not in the same country as the country of posting, at 10.00 a.m. (local time at the place where that address is located) on the fifth (5th) Business Day after the day of posting; and

(iv)	in the case of an email, when actually received in readable form.

11.	COSTS AND EXPENSES

Unless otherwise provided in this Agreement or by mutual agreement, each Party shall pay its own costs and expenses in relation to the negotiations, preparation, execution and carrying into effect of this Agreement and all other documents referred to in them.

12.	CONFIDENTIALITY

The Parties understand that this Agreement and its terms may be disclosed pursuant to a publicly filed registration statement on Form F-1 with the Commission or any amendments or supplements thereto, the prospectus, any broadly available road show, or press releases in the context of the GB IPO (together the “Offering Materials”).  In the event of such disclosure in the Offering Materials, to the extent reasonably practicable, GB shall provide prior notice to the Sellers.

13.	BUSINESS CONDUCT

Each of the Parties represents and warrants to each other Party that:

(i)	neither the Party nor any director, officer, nor, to the knowledge of the Party, any employee of the Party, any agent, Affiliate or other person associated with or acting on behalf of the Party has: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorisation of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including (without limitation) of any government-owned or controlled entity or of a public international organisation, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended ("FCPA"), or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, as amended (the "Bribery Act"), or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Each Party has instituted, and maintains and enforces, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws;

(ii)	the operations of the Party are and have been conducted at all times in compliance with the applicable financial record-keeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the "Money Laundering Laws") and the Party has not received any notice of action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Party with respect to the Money Laundering Laws, nor is, to the best knowledge of the Party, and such action, suit or proceeding pending or threatened; and

(iii)	neither the Party, nor any director, officer, nor, to the knowledge of the Party, any employee of the Party, any agent, or Affiliate or other person associated with or acting on behalf of the Party is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including (without limitation) the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC") or the U.S. Department of State and including (without limitation) the designation as a "specially designated national" or "blocked person"), the United Nations Security Council ("UNSC"), Her Majesty's Treasury ("HMT"), the United Kingdom, the European Union, including (without limitation) sanctions imposed against certain states, organisations and individuals under the European Union's Common Foreign & Security Policy (the "EU Economic Sanctions"), or other relevant sanctions or trade authority (collectively, "Sanctions"), nor is the Party located, organised or resident in a country or territory that is the subject or the target of Sanctions, including (without limitation) Crimea, Cuba, Iran, North Korea, Sudan and Syria (each, a "Sanctioned Territory"). For the past five years, the Party has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Territory.

14.	REMEDIES CUMULATIVE

The rights of the Parties under this Agreement are cumulative and do not exclude or restrict any other rights (except as otherwise provided in the Agreement).

15.	NO WAIVER

No failure or delay by a Party to exercise any right under this Agreement or otherwise shall operate as a waiver of that right or any other right nor shall any single or partial exercise of any such right preclude any other or further exercise of that right or the exercise of any other right.

16.	SEVERANCE

If any provision of this Agreement is not or ceases to be legal, valid, binding and enforceable under the law of any jurisdiction, neither the legality, validity, binding effect or enforceability of the remaining provisions under that law nor the legality, validity, binding effect or enforceability of that provision under the law of any other jurisdiction shall be affected.

17.	AMENDMENTS

No amendment to this Agreement shall be effective unless in writing and executed by all Parties.

18.	SUCCESSORS

This Agreement is binding on the successors of each Party.

19.	ASSIGNMENT

No Party may assign or transfer any of the rights or obligations of that Party under this Agreement unless with the prior written consents of the other Parties.

20.	RIGHTS OF THIRD PARTIES

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement or any MOA.

21.	COUNTERPARTS

(i)	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

(ii)	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

22.	GOVERNING LAW

This Agreement and any non-contractual obligations arising from or connected with this Agreement shall be governed by, and construed in accordance with the laws of England.

23.	JURISDICTION

(i)	Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

(ii)	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

(iii)	The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

(iv)	In case where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Schedule 1
List of Sellers, Buyers and the Vessels

Name of Sellers	Name of Buyers	Vessels
Defender 1 Ltd. ("Seller A")	Dream Carrier Co. Ltd. ("Buyer A")	MV TRUE DREAM ("Vessel A")
Defender 2 Ltd. ("Seller B")	Explorer Carrier Co. Ltd. ("Buyer B")	MV TRUE EXPLORER ("Vessel B")
Defender 6 Ltd. ("Seller C")	Endurance Carrier Co. Ltd. ("Buyer C")	MV TRUE ENDURANCE ("Vessel C")
Constitution 1 Ltd. ("Seller D")	Windsor Carrier Co. Ltd. ("Buyer D")	MV TRUE WINDSOR ("Vessel D")
Constitution 2 Ltd. ("Seller E")	Navigator Carrier Co. Ltd. ("Buyer E")	MV TRUE NAVIGATOR ("Vessel E")

Schedule 2
Form of MOA

MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers’ Association’s Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO in 1956. Code-name SALEFORM 2012 Revised 1966, 1983 and 1986/87, 1993 and 2012

Dated: _____________        2018

[Defender 1 Ltd. / Defender 2 Ltd. / Defender 6 Ltd. / Constitution 1 Ltd. / Constitution 2 Ltd.] ~~(Name of sellers)~~, hereinafter called the "Sellers", have agreed to sell, and

[Dream Carrier Co. Ltd. / Explorer Carrier Co. Ltd. / Endurance Carrier Co. Ltd. / Windsor Carrier Co. Ltd. / Navigator Carrier Co. Ltd.] ~~(Name of buyers)~~, hereinafter called the "Buyers", have agreed to buy:

Name of vessel: m.v. [TRUE DREAM / TRUE EXPLORER / TRUE ENDURANCE / TRUE WINDSOR / TRUE NAVIGATOR]

IMO Number: [9551727 / 9592800 / 9573115 / 9618824 / 9618812]

Classification Society: [NKK / KR / KR / KR /KR]

Class Notation: [●]

Year of Build: [2014 / 2012 / 2012 / 2012 / 2011] Builder/Yard: [Tsuneishi Heavy Industries (CEBU), INC. / Sungdong SB / Hyundai HI (Gunsan) / Daehan Shipbuilding Co., Ltd. / Daehan Shipbuilding Co., Ltd.]

Flag: [Marshall Islands / Liberia / Liberia / Marshall Islands / Marshall Islands]

Place of Registration: [Majuro / Monrovia / Monrovia / Majuro / Majuro] GT/NT: [92,155 / 92,884 / 93,166 / 93,597 / 93,597] / [60,017 / 59,331 / 60,453 / 59,320 / 59,320]

hereinafter called the "Vessel", on the following terms and conditions:

Definitions

Terms defined in the Heads of Terms Agreement have, unless defined differently in this Agreement, the same meaning when used in this Agreement. In addition, in this Agreement:

"Banking Days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and ~~[●]~~ Monaco, London, The Netherlands and Denmark (add additional jurisdictions as appropriate).

"Buyers' Nominated Flag State" means Republic of Liberia ~~(state flag state)~~.

"Class" means the class notation referred to above.

"Classification Society" means the Society referred to above.

"Delivery" means the delivery by the Sellers to, and the acceptance by the Buyers of, the Vessel under and in accordance with the provisions of this Agreement.

"Deposit" shall have the meaning given in Clause 2 (Deposit).

"Deposit Holder" means Ince & Co LLP, London. ~~(state name and location of Deposit Holder) or, if left blank, the Sellers' Bank, which shall hold and release the Deposit in accordance with this Agreement.~~

"Escrow Account" means, in relation to a Vessel, the escrow account maintained by the Deposit Holder.

"Escrow Agreement" means the escrow agreement made or to be made between the Sellers, the Buyers and the Deposit Holder.

"Heads of Terms Agreement" means the heads of terms agreement dated on or about the date of this Agreement amongst, inter alios, Goodbulk Ltd., the Buyers and the Sellers.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.

"Parties" means the Sellers and the Buyers.

"Purchase Price" means the price for the Vessel as stated in Clause 1 (Purchase Price).

"Sellers' Account" means the Seller's Account at the Sellers' Bank details to be provided to the Buyer prior to Delivery.

"Sellers' Bank" means the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.

"USD", "US$" or "Dollars" means the lawful currency of the United States of America.

1.	Purchase Price

The Purchase Price is USD[35,650,000 (Thirty Five Million Six Hundred Fifty Thousand Dollars) / 33,650,000 (Thirty Three Million Six Hundred Fifty Thousand Dollars) / 34,650,000 (Thirty Four Million Six Hundred Fifty Thousand Dollars) / 35,650,000 (Thirty Five Million Six Hundred Fifty Thousand Dollars) / 39,150,000 (Thirty Nine Million One Hundred Fifty Thousand Dollars), subject to the terms of the Heads of Terms Agreement. ~~(state currency and amount both in words and figures).~~

2.	Deposit

A deposit in cash or other consideration equivalent to a percentage of the Purchase Price (as determined pursuant to the Heads of Terms Agreement and defined therein as the "Deposit") to be placed into an Escrow Account with the Deposit Holder agreed upon between Sellers and Buyers, held in the joint names of the Sellers and the Buyers in accordance with the Escrow Agreement, within five (5) Banking Days of the "Trigger Date" as such term is defined in the Heads of Terms Agreement and the Escrow Account being open and ready to receive funds and other consideration contemplated under the Heads of Terms Agreement. Interest, if any, to be credited to Buyers' account at the time of Delivery.

Any fees charged for opening/lodging/holding said Deposit and closing to be borne equally by the Sellers and the Buyers.

~~As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of            % (             per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the "Deposit") in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:~~

~~(i)       this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and~~

(ii)       ~~the Deposit Holder has confirmed in writing to the Parties that the account has been opened.~~

~~The Deposit shall be released in accordance with joint written instructions of the Parties. Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay.~~

3.	Payment

The Buyers shall remit the balance of the Purchase Price (as determined pursuant to the Heads of Terms Agreement) and other amounts stipulated in this Agreement (the "Balance") to a suspense account with the Sellers’ Bank, to be held in custody in the name of and to the order of the Buyers and to be accompanied by specific release instructions by interbank swift message (MT199) which shall be confirmed and accepted by the Sellers’ Bank in advance, three (3) Banking Days before the expected date of the Vessel's readiness for Delivery based on the seven (7) days' notice stipulated in sub-clause (b) of Clause 5 (Time and place of delivery and notices).

On Delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices) the following shall occur against the Protocol of Delivery and Acceptance being duly signed by a representative of each party (including also the Buyers' Bank representative) at the time of delivery of the Vessel:

(i)	the Deposit shall be released to the Sellers; and

(ii)	the Balance, including payment for unused/unbroached lubes, bunkers ROB and other extra monies, if any, on Delivery by the Buyers to the Sellers under this Agreement shall be paid (or released as the case may be) in full free of bank charges to the Sellers' Account.

Any bank charges of Sellers' Bank to be for Sellers' account.

Any bank charges of Buyers' bank to be for Buyers' account.

~~On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with~~ Clause 5 ~~(Time and place of delivery and notices):~~

~~(iii)~~	~~the Deposit shall be released to the Sellers; and~~

~~(iv)~~	~~the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers' Account.~~

4.	Inspection
~~(a)*~~	The Buyers have inspected and accepted the Vessel's classification records. ~~The Buyers have also inspected the Vessel at/in  (state place) on  (state date) and have accepted the Vessel following this inspection and~~ The Buyers have the right to inspect the Vessel, subject to Sellers' Consent, however, the sale is outright and definite, subject only to the terms and conditions of this Agreement.
~~(b)*~~	~~The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within  (state date/period).~~

~~The Sellers shall make the Vessel available for inspection at/in                 (state place/range) within                  (state date/period).~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers.~~

~~The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy-two (72) hours after completion of such inspection or after the date/last day of the period stated in~~ Line 59~~, whichever is earlier.~~

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel's classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*~~4(a) ~~and~~ 4(b) ~~are alternatives; delete whichever is not applicable. In the absence of deletions, alternative~~ 4(a) ~~shall apply.~~

5.	Time and place of delivery and notices
(a)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage ~~at/~~in Singapore/Japan range (including Full SPORE/JPN INCL FULL CHINA, SOUTH KOREA AND JAPAN) ~~(state place/range)~~ in the Sellers' option.

Notice of Readiness shall not be tendered before: 20 May 2018 ~~(date)~~

Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): 30 September 2018

(b)	The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with twenty (20), ten (10), ~~five (5)~~ seven (7) and three (3) days' notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

(d)	Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date.

(e)	Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Divers Inspection / Drydocking
(a)*
(i)	The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers' representative(s) shall have the right to be present at the diver's inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.

(ii)	If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society's attendance.

Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.

(iii)	If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.

~~(b)*~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

(c)	If the Vessel is drydocked pursuant to Clause 6 (a)(ii) ~~or 6 (b)~~ above:

(i)	The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' cost and expense to the satisfaction of Classification Society without condition/recommendation**.

(ii)	The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel's class, in which case the Sellers shall pay these costs and expenses.

(iii)	The Buyers' representative(s) shall have the right to be present in the drydock, as observer(s) only without interfering with the work or decisions of the Classification Society surveyor.

(iv)	The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers' or the Classification Society surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.

~~*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.~~

**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

7.	Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers' and crew's personal belongings including the slop chest are excluded from the sale without compensation, as well as the following additional items:               (include list)

Items on board which are on hire or owned by third parties, listed as follows, are excluded from the sale without compensation:               (include list)

Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense.

The Buyers shall take over:

(i) unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and pay ~~either~~:

(a)	~~*~~the actual net price (excluding barging expenses) as evidenced by invoices or vouchers~~; or~~

~~(b)~~	~~*the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port,~~

(ii)       remaining bunkers and pay:

(A) if the Vessel had been employed under a time charter which terminated within 10 days of the date of the Notice of Readiness, the same redelivery price per ton paid to the Sellers by the time charterers upon redelivery of the Vessel to the Sellers under that time charter; or

(B) if the Vessel was either not employed under a time charter as contemplated in (A) above or is employed only on a spot charter basis from time to time, a price per ton on the basis of the Platts Price for the relevant bunkers at the intended port of delivery chosen by the Sellers under Clause 5(a) (or the next closest port if no Platts Price is provided for that intended port of delivery), such Platts Price to be determined as of the date of the Notice of Readiness (or, if the Platts Price is not available on such date for any reason, then the most recent date prior to that date at which the Platts Price assessment is available), for the quantities taken over.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

"Platts Price" in this Clause 7 shall mean the average price assessment for bunker fuel for a specific port as published by S&P Global Platts.

~~*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.~~

8.	Documentation

Sellers to supply documentation which may be reasonably required by the Buyers for the legal transfer of the Vessel and for her registration under new flag and ownership. Such list to be discussed within the first ten (10) days of signing this Agreement and form an addendum to this Agreement.

The place of closing: [Monaco]

~~(a)~~	~~In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents:~~

(i)	Legal Bill(s) of Sale in a form recordable in the Buyers' Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Buyers' Nominated Flag State;

~~(ii)~~	~~Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;~~

~~(iii)~~	~~Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate);~~

~~(iv)~~	~~Certificate or Transcript of Registry issued by the competent authorities of the flag state on the date of delivery evidencing the Sellers' ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages, to be faxed or e-mailed by such authority to the closing meeting with the original to be sent to the Buyers as soon as possible after delivery of the Vessel;~~

~~(v)~~	~~Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation;~~

~~(vi)~~	~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered;~~

~~(vii)~~	~~A copy of the Vessel's Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel's registry;~~

~~(viii)~~	~~Commercial Invoice for the Vessel;~~

~~(ix)~~	~~Commercial Invoice(s) for bunkers, lubricating and hydraulic oils and greases;~~

~~(x)~~	~~A copy of the Sellers' letter to their satellite communication provider cancelling the Vessel's communications contract which is to be sent immediately after delivery of the Vessel;~~

~~(xi)~~	~~Any additional documents as may reasonably be required by the competent authorities of the Buyers' Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement; and~~

~~(xii)~~	~~The Sellers' letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation.~~

~~(b)~~	~~At the time of delivery the Buyers shall provide the Sellers with:~~

~~(i)~~	~~Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement; and~~

~~(ii)~~	~~Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate).~~

~~(c)~~	~~If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.~~

~~(d)~~	~~The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than  (state number of days), or if left blank, nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to~~ Clause 5(b) ~~of this Agreement.~~

~~(e)~~	~~Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.~~

~~(f)~~	~~Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers have the right to take copies of same.~~

~~(g)~~	~~The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.~~

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers' Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, three (3) months valid and unextended without condition/recommendation* by the Classification Society or the relevant authorities at the time of delivery.

Sellers have the option to deliver the Vessel with holds unclean against lumpsum payment of $5,500 to Buyers (ILOCH).

"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers' default

Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers' representatives

After this Agreement has been signed by the Parties and the Deposit has been lodged but not earlier than two (2) weeks before the approximate date of Delivery, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense at first suitable place/anchorage/port.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any, respect with the operation of the Vessel. The Buyers and the Buyers' representatives shall sign the Sellers' P&I Club's standard letter of indemnity prior to their embarkation.

The Buyers shall pay USD 12.50 (Twelve Dollars Fifty Cents) per day per person as meal charge. Other charges, including communication, if any, shall be paid by the Buyers and settled onboard at the time of Delivery.

16.	Law and Arbitration
(a)	~~*~~This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b)~~	~~*This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c)~~	~~This Agreement shall be governed by and construed in accordance with the laws of  (state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at  (state place), subject to the procedures applicable there.~~

~~*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.~~

17.	Notices

All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyers:

c/o C Transport Maritime SAM

98000 Principality of Monaco

T +377 97985900

lpulcini@ctmmc.com

jmradziwill@ctmmc.com

sfaina@ctmmc.com.

For the Sellers:

Director - James Bodi

Estera (Bermuda) Ltd

Bermuda Office

Canon's Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

james.bodi@estera.com

T +1 441 294 8005

with a copy to:

Corporate Secretary - James Ayers

Estera (Bermuda) Ltd

Bermuda Office

Canon's Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

James.Ayers@estera.com

T +1 441 294 8040

18.	Entire Agreement

~~The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.~~

~~Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.~~

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

19.	Confidentiality

The provisions of this Agreement and all related documents and the negotiations relating thereto are strictly confidential and no disclosure relating thereto shall be made or issued by or on behalf of either party to this Agreement to any third party (other than their professional advisers or bankers) except in the terms and at the time agreed by both Parties (such agreement not to be unreasonably withheld or delayed) provided that nothing contained in this Clause 19 (Confidentiality) shall restrict the ability of the Sellers from protecting their interests hereunder and provided, further, that the foregoing shall not restrict a Party from making any disclosures required by law or legal process or by rules of any regulatory body (including any stock exchange) to which the Party or its Affiliates is subject, but in the event of any such required disclosure, the Party making such disclosure shall endeavor to provide prior written notice to the other Party to enable the other Party to seek a restraining order or other protections, should it so desire.

20.	Business Conduct

The Sellers and Buyers each represent and warrant to each other that:

(i)	it will not, and will procure that its Affiliates will not, engage in any activity practice or conduct which would constitute a breach of any applicable law or convention relating to the prevention of bribery and corruption including, but not limited to: (A) the UK Bribery Act 2010 (the "Bribery Act"); (B) the United States Foreign Corrupt Practices Act of 1977 (as amended); and (C) the Convention on Combating Bribery of Foreign Public Officials, signed in Paris on December 17, 1997, which entered into force on February 15, 1999 and the Convention's Commentaries;

(ii)	it has and will maintain in place throughout the Agreement adequate procedures designed to prevent it or any of its Affiliates or any of their respective directors, officers, employees, agents or other persons acting on behalf of any of the foregoing, from undertaking any conduct that would give rise to an offence under the Bribery Act (as each such term is defined in the Bribery Act); and

(iii)	it and each of its Affiliates has not violated and it and each of its Affiliates will not violate in any material respect any applicable law or regulation in connection with this Agreement, or in connection with carrying on its business (including, without limitation, the US Foreign Account Tax Compliance Act and the US Foreign Corrupt Practices Act).

[Defender 1 Ltd.]	[Dream Carrier Co. Ltd.]
[Defender 2 Ltd.]	[Explorer Carrier Co. Ltd]
[Defender 6 Ltd.]	[Endurance Carrier Co. Ltd.]
[Constitution 1 Ltd.]	[Windsor Carrier Co. Ltd.]
[Constitution 2 Ltd.]	[Navigator Carrier Co. Ltd.]

For and on behalf of the Sellers	For and on behalf of the Buyers
Name:	Name:
Title:	Title:

Schedule 3
Form of ESCROW Agreement

THIS ESCROW AGREEMENT is made the................day of......................... 20[•]

BETWEEN:

1.	[•] of [•] (the "Sellers");

2.	[•] of [•] (the "Buyers"); and

3.	INCE & CO LLP, of Aldgate Tower, 2 Leman Street, London, El 8QN (the "Deposit Holder").

WHEREAS:

A.	Pursuant to a Memorandum of Agreement dated [•] (the "MOA") a copy of which is annexed hereto, the Sellers have agreed to sell and the Buyers have agreed to purchase the [vessel/drilling rig/yacht] "[•]" (the "[Vessel/Rig/Yacht]") for a price of United States Dollars [•] (US$[•]) (the "Purchase Price") and otherwise on the terms and conditions stated in the MOA.

B.	Pursuant to Clause 2 of the MOA the Deposit (as defined therein) is to be held in an interest bearing joint account in the name of the Buyers and the Sellers at a bank mutually acceptable to both Sellers and Buyers.

C.	The Sellers and the Buyers have jointly agreed that the Deposit should be held by the Deposit Holder on behalf of the Sellers and the Buyers in accordance with the terms of this Agreement.

IN CONSIDERATION OF THE PREMISES NOW the Parties hereby agree as follows:-

1.	The Sellers and the Buyers hereby agree to vary the terms of Clause [2] of the MOA such that the Deposit shall be held by the Deposit Holder in escrow for the Sellers and the Buyers jointly.

2.	The Buyers will remit the Deposit to the Deposit Holder's US Dollar account (the "Account"), as follows:-

Account Name:	Ince & Co LLP - US Dollar Client Account
Bank:	Royal Bank of Scotland plc
Address:	PO Box 412, 62/63 Threadneedle Street, London EC2R 8LA (the "Bank")
BIC Code:	RBOS GB2L
Account Number:	INCE-USDC
IBAN:	GB48 RBOS 1663 0000 1057 60
Client reference:	"PRH/SP/8205/8359 - [Name of Vessel] - [Matter File No.]

3.	The Buyers shall make all payments to the Deposit Holder without deduction, withholding or set-off unless required to do so by law, in which case the amount due to the Deposit Holder shall be increased to the extent necessary to ensure the Deposit Holder receives the full amount due to it if no such deduction, set-off or withholding has been made. Neither the Deposit Holder nor any of its members, partners, directors, employees or consultants shall be required to make any payment or distribution to the extent that the Deposit is insufficient and shall incur no liability whatsoever from any non-payment or non-distribution in such circumstances.

4.	The Buyers agree to remit such additional amount together with the Deposit as is necessary to ensure that the Deposit is received by the Deposit Holder in full net of all bank charges, otherwise the Deposit shall not be deemed to have been paid in accordance with the MOA.

5.	The Deposit Holder shall hold the Deposit pending completion of the sale of the Vessel in the Account but the Deposit Holder makes no warranty, either express or implied as to whether the Account is interest bearing or to the level or amount of interest that may be payable on the Deposit (if any).

6.	The Deposit Holder shall deal with the Deposit in accordance with the MOA and shall release the Deposit to the Sellers on receipt by the Deposit Holder of an original, fax copy, photocopy or .PDF file of the Protocol of Delivery and Acceptance for the Vessel duly dated, timed and signed by any one of the authorised representatives of the Sellers (the "Sellers' Representative(s)") and any one of the authorised representatives of the Buyers (the "Buyers' Representative(s)") listed below. At the same time any interest accrued on the Deposit shall be returned to the Buyers. Unless otherwise agreed by the Deposit Holder and the other parties, any bank charges incurred in releasing the Deposit to the Sellers shall be borne by the Sellers.

The	Buyers'			Representatives		are:
[.]	holder	of	[.]	Passport	No.	[.]
[.]	holder	of	[.]	Passport	No.	[.]
[.]	holder	of	[.]	Passport	No.	[.]
[.]	holder	of	[.]	Passport	No.	[.]
[.]	holder	of	[.]	Passport	No.	[.]
each acting singly.

The	Sellers'			Representatives		are:
[.]	holder	of	[.]	Passport	No.	[.]
[.]	holder	of	[.]	Passport	No.	[.]
[.]	holder	of	[.]	Passport	No.	[.]
[.]	holder	of	[.]	Passport	No.	[.]
[.]	holder	of	[.]	Passport	No.	[.]
each acting singly.

7.	The Deposit Holder shall not in any circumstances be under any duty or obligation to check whether any documentation, instruction or notice submitted to it, or any signature thereon, or the content thereof, is correct, genuine or valid or has been made on the correct basis. The Deposit Holder shall be entitled to rely on such written documents, instructions or notices as it shall receive from the Buyers and/or the Sellers (including for the avoidance of doubt, a facsimile or .pdf or other electronic version thereof) and which it, in good faith, believes to be genuine and consistent with the terms of this Agreement without any liability for the consequences of such reliance. A facsimile or .pdf or other electronic version of a signed document shall be regarded as a written notice and an email purporting to be sent from the email account in the name of an individual shall be deemed to be a written notice signed by such individual. The Deposit Holder shall be entitled to seek the opinion of counsel of its choosing to assist in the interpretation of any instruction, or its appropriate conduct in the event of a dispute between the parties and shall not be liable to Buyers, Sellers, or any third party for relying upon such opinion.

8.	For the avoidance of doubt the Deposit will only be received into the Account from, and paid out of the Account by the Deposit Holder to, the following accounts:-

In the case of the Buyers:-

Bank: [•], Swift Code: [•], IBAN: [•], Account No. [•], Reference: "[•]".

In the case of the Sellers:-

Bank: [•], Swift Code: [•], IBAN: [•], Account No. [•], Reference: "[•]",

and otherwise in accordance with the terms and conditions of this Agreement.

For the avoidance of doubt, the Deposit Holder shall not be obliged to accept the Deposit into the Account or to pay the Deposit from the Account if the Deposit is received from an account, or to be paid to an account (as the case may be), which is not one of the accounts referenced above.

9.	The Deposit Holder's only duty pursuant to this Agreement is to hold and to deal with the Deposit and any interest accrued thereon in accordance with the terms of this Agreement and save insofar as specified in this Agreement the Deposit Holder owes no duty (whether of care or implied by law or otherwise), obligation or responsibility to either the Sellers or the Buyers or any other person. In particular the Deposit Holder is not a party to, nor bound by, the MOA or any other agreement, arrangement or understanding between either or both of the Sellers and the Buyers nor shall the Deposit Holder be treated as having actual, constructive or implied knowledge of any terms of any agreement, arrangement or understanding.

10.	In the event of a dispute arising between the Sellers and the Buyers under the MOA the Deposit Holder shall only release the Deposit and interest accrued thereon (if any) on the production to the Deposit Holder by either party of either joint written instructions signed by both parties or an original final and unappealable award or final and unappealable judgment of any competent court, tribunal or arbitration panel. Where the Deposit and any interest is released in accordance with the terms of such final award or judgment or joint written instructions, the Deposit Holder shall be deemed to have fulfilled its obligations under this Agreement.

11.	The Deposit Holder may at any time, if and when it shall think fit, pay the Deposit (or any balance held by the Deposit Holder from time to time) and any other sum(s) held by the Deposit Holder hereunder from time to time into court in England and Wales provided that such sum may not thereafter be paid out of court without a court order for the same. Upon such payment all the Deposit Holder's obligations and duties under this Agreement shall cease and neither the Sellers nor the Buyers shall have any claim against the Deposit Holder in connection with this Agreement but without prejudice to any previous breach of this Agreement by the Deposit Holder.

12.	(a)	The Deposit Holder is entitled, but shall not be required, to apply to the court in England and Wales for a declaration, directions or such other remedies as it thinks fit or to begin or defend any other legal proceedings of any kind in relation to this Agreement (including, without limitation, in any circumstances where the Deposit Holder is uncertain of the appropriate course of action and the Sellers and Buyers fail to give joint written instructions within five days after the Deposit Holder's request for the same, or if either the Sellers or Buyers raise an objection to any course of action proposed to be taken by the Deposit Holder) and is hereby expressly authorised to comply with and obey all and any order, judgment, declaration, direction or decree of any court or any liquidator or other insolvency practitioner having jurisdiction over the Deposit (including accrued interest, if any) and the Sellers and/or Buyers and in the event that the Deposit Holder (acting in such capacity) shall obey or comply with any such order, judgment, declaration, direction or decree it shall not be liable to either the Sellers or the Buyers or to any other person whatsoever for such compliance.

(b)	The Sellers and the Buyers hereby authorise the Deposit Holder to delay taking (or not take) any steps or actions which might otherwise be required under this Agreement until such time as the Deposit Holder has obtained instructions, authorisations or directions as to the appropriate course of action which it considers provide clear and proper instructions, authorisations or directions to it as to how it should proceed.

(c)	The Deposit Holder shall have no liability to either the Sellers or the Buyers arising out of any delay, act or omission consequent upon the Deposit Holder's decision to take any action referred to under this Clause 12 or to await joint instructions or the outcome of any court, arbitration or other proceedings between the Sellers and Buyers.

13.	Under no circumstances will the Deposit Holder be liable to any Party or any other person for any loss of revenue, profit or anticipated profit, or loss of business, goodwill or opportunity nor will it be liable to any Party or other person for any indirect, incidental or consequential loss or damage howsoever caused and whether or not foreseeable of this Agreement or even if advised of such loss or damage. The Sellers and the Buyers hereby undertake to jointly and severally indemnify the Deposit Holder and its members, partners, directors, employees and consultants against any loss, liability, claim, debts, action, damages or expenses (including any costs incurred pursuant to payment of the Deposit into, or the transfer of all or part of the Deposit out of, the Account and reasonable legal fees (including but not limited to the appointment of Counsel under Clause 7 hereof and the Deposit Holder's own reasonable costs charging at usual hourly billing rates) which may be brought against or imposed upon or incurred by the Deposit Holder and its members, partners, directors, employees and consultants (or any of them) as a result of or in connection with the receiving, holding, release and otherwise disposal of the Deposit under this Agreement or any dispute between the Sellers and the Buyers relating to this Agreement or to the Deposit. The indemnities contained in the Clause shall be in addition to any rights that the Deposit Holder and its members, partners, directors, employees and consultants have in common law or otherwise and the provisions of this Clause shall remain in full force and effect notwithstanding any termination of the Deposit Holder's appointment hereunder.

14.	The Deposit Holder shall not be obliged to make any payment out of the Deposit or deal in any way with the Account or enter into any written or verbal correspondence with the Sellers and/or the Buyers if, due to any law, regulation, court order or decree, it is not permitted to or otherwise prohibited from making such payment as required, or if such payment is, or is likely to cause the Deposit Holder to be in breach of such law, regulation, court order or decree PROVIDED ALWAYS that the Deposit Holder may at any time, should it consider at its sole discretion that it is so obliged due to any law, regulation, court order or decree applicable to it, without the need for consent of either the Buyers or the Sellers (which consent is in any event hereby irrevocably and unconditionally given), return the Deposit and any other amounts which may be standing to the credit of the Account from time to time, to the Buyers and terminate this Agreement. In the event of such a termination, the Deposit Holder shall not be liable to any person or entity for any loss, liability, claim, debts, action, damages or expenses arising out of or in connection with its performance of or its failure to perform any of its obligations under this Agreement, in particular but not limited to any loss, liability, claim, debts, action, damages or expenses suffered by the Sellers and/or the Buyers under or pursuant to the MOA and the Buyers and the Sellers irrevocably and unconditionally agree to hold the Deposit Holder harmless in respect thereof and shall jointly and severally indemnify the Deposit Holder and its members, partners, directors, employees and consultants against any loss, liability, claim, debts, action, damages or expenses incurred by them (or any one of them) as a result of or in connection with the actions of the Deposit Holder under this Clause.

15.	The Sellers and Buyers acknowledge that the transfer of funds by the Deposit Holder from the Account will be undertaken as soon as reasonably practicable after receipt by the Deposit Holder of relevant instructions and shall be made by way of telegraphic transfer only for value on the date of the transfer (provided that the Sellers and the Buyers meet any cut off time for processing payments imposed by the Bank from time to time) but the Sellers or the Buyers (as the case may be) may not receive the Deposit on the same day or in immediately available funds. Notwithstanding any other provision of this Agreement the Deposit Holder shall be entitled, without liability, to make any deduction or withholding from the deposit or any interest accrued thereon which is required to be made by any law or by any court or tribunal of competent jurisdiction and/or in respect of bank charges levied on or in respect of any payment made or to be made hereunder and/or made with the prior written consent of any person entitled to receive payment under this Agreement. The Sellers and Buyers will accept a copy of the Deposit Holder's instructions instructing the Bank to transmit by telegraphic transfer any relevant amount hereunder as being prima facie evidence that the Deposit Holder has instructed the Bank to transfer such amounts.

16.	The Deposit Holder's obligations in relation to any particular payment required to be made in accordance with this Agreement shall be fully discharged when the Deposit Holder (provided it is legally able to do so) has issued instructions to its bank to transfer the amount of such required payment to the relevant payee's account, whereupon the Deposit Holder shall be released in full from all undertakings and obligations undertaken by the Deposit Holder under this Agreement with respect to such payment.

17.	The duties of the Deposit Holder under this Agreement shall terminate (but without prejudice to any rights or claims of the Deposit Holder) upon final payment or release of the Deposit and all interest accrued (if any) whereupon the Deposit Holder shall have no further liabilities to the Sellers and the Buyers.

18.	The Sellers and Buyers agree that the Deposit Holder's charges for acting as Deposit Holder shall be USD 5,000 (United States Dollars Five Thousand) plus V.A.T. where applicable (the "Deposit Holder's Fee") which shall be borne equally between the Buyers and the Sellers. At the same time as the Buyers pay the Deposit to the Account, the Buyers shall pay an additional USD 2,500 (United States Dollars Two thousand five hundred) plus V.A.T. where applicable, to the Account which shall form the Buyers' share of the Deposit Holder's Fee. The Buyers hereby authorise the Deposit Holder to transfer this amount from the Account to its office account in settlement of the Buyers' share of the Deposit Holder's Fee upon issuance by the Deposit Holder of an invoice for the said amount addressed to the Buyers. The Sellers hereby agree that any payment or payment made out of the Account to the Sellers by the Deposit Holder shall be subject to a deduction of USD 2,500 (United States Dollars Two thousand five hundred) plus V.A.T. where applicable, being the Sellers' share of the Deposit Holder's Fee which the Sellers hereby authorise the Deposit Holder to deduct from the Account upon issuance by the Deposit Holder of an invoice for the said amount addressed to the Sellers. In addition to the above, the Deposit Holder is entitled to have recourse to any sums from time to time payable out of the Account for the purpose of discharging or reimbursing itself for any sums outstanding by way of costs, fees or expenses from either Sellers or Buyers to the Deposit Holder (including any arising in connection with any retainer of the Deposit Holder as solicitors for the Sellers).

19.	For the avoidance of doubt, the Deposit Holder shall not be responsible for the actions, errors or omissions of any other party under this Agreement.

20.	Each of the Sellers and the Buyers undertake to each other and to the Deposit Holder to do and to use its best endeavours to procure that any relevant third party shall do and perform from time to time all further acts and things and execute and deliver such further documents, as may be required by law or as the other parties may reasonably require, in relation to the operation of this Agreement and in order to implement and/or give effect to or maintain the validity of this Agreement.

21.	Nothing contained in this Agreement shall be deemed to preclude the Deposit Holder from representing the [Sellers/Buyers] in connection with the transactions contemplated by the MOA or this Agreement or any disputes or proceedings in respect thereof or any other matter. The [Sellers/Buyers] acknowledge that the Deposit Holder is not the solicitor for the [Sellers/Buyers], has not advised the [Sellers/Buyers] on the terms of this Agreement or the MOA in respect of any matters or documents in connection with the same and owes the [Sellers/Buyers] no professional or other duties except those expressed in this Agreement, nor have the [Sellers/Buyers] entered into this Agreement or the MOA in reliance on any representation or advice from the Deposit Holder. The [Sellers/Buyers] acknowledge that the Deposit Holder has not advised the [Sellers/Buyers] on the terms of this Agreement and owes the [Sellers/Buyers] no professional or other duties in relation to this Agreement except those expressed in this Agreement, nor have the [Sellers/Buyers] entered into this Agreement in reliance on any representation or advice from the Deposit Holder.

22.	This Agreement may be amended at any time only by and upon the written agreement of each of the Deposit Holder, the Sellers and the Buyers.

23.	No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or be construed as a waiver thereof or of any other right, power or remedy.

24.	If any one or more of the provisions in this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby.

25.	This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which together shall constitute one and the same instrument.

26.	This Agreement is not intended, and shall not create, any third party beneficiaries or rights in any third parties and the provisions of the Contract (Rights of Third Parties) Act 1999 are expressly excluded.

27.	This Agreement and any non-contractual obligation arising out of or in connection with it are governed by and shall be construed in accordance with English law.

For the benefit of the Deposit Holder only, the courts of England and Wales shall have exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement (including any dispute relating to the existence, validity or termination of this Agreement, or any non-contractual obligation arising out of or in connection with this Agreement, or the consequences of the nullity of this Agreement), and the Parties irrevocably submit to the exclusive jurisdiction of such courts.

Notwithstanding the foregoing, nothing in this Clause shall limit the right of the Deposit Holder to commence proceedings in any other court or forum of competent jurisdiction and each of the Buyers and Sellers agrees to submit to the jurisdiction of such other court or forum. Each of the Buyers and the Sellers waives any objection to such other court or forum on the ground of forum non conveniens or otherwise.

IN WITNESS WHEREOF this Agreement has been executed the day and year first above written. SIGNED for and on behalf of the Sellers

SIGNED for and on behalf of the Buyers

SIGNED for and on behalf of the Deposit Holder

EXECUTED and DELIVERED as a DEED	)
By Mr James Bodi, Director	)
Authorised signatory for	)	/s/ James Bodi
DEFENDER 1 LTD.	)	Authorised signatory
in the presence of: Sarah Demerling	)
)

Name of
Witness:	Sarah Demerling

Address:	Canon’s Court

22 Victoria St., Bermuda

Occupation:	Lawyer

EXECUTED and DELIVERED as a DEED	)
By Mr James Bodi, Director	)
Authorised signatory for	)	/s/ James Bodi
DEFENDER 2 LTD.	)	Authorised signatory
in the presence of: Sarah Demerling	)
)

Name of
Witness:	Sarah Demerling

Address:	Canon’s Court

22 Victoria St., Bermuda

Occupation:	Lawyer

EXECUTED and DELIVERED as a DEED	)
By Mr James Bodi, Director	)
Authorised signatory for	)	/s/ James Bodi
DEFENDER 6 LTD.	)	Authorised signatory
in the presence of: Sarah Demerling	)
)

Name of
Witness:	Sarah Demerling

Address:	Canon’s Court

22 Victoria St., Bermuda

Occupation:	Lawyer

EXECUTED and DELIVERED as a DEED	)
By Mr James Bodi, Director	)
Authorised signatory for	)	/s/ James Bodi
CONSTITUTION 1 LTD.	)	Authorised signatory
in the presence of: Sarah Demerling	)
)

Name of
Witness:	Sarah Demerling

Address:	Canon’s Court

22 Victoria St., Bermuda

Occupation:	Lawyer

EXECUTED and DELIVERED as a DEED	)
By Mr James Bodi, Director	)
Authorised signatory for	)	/s/ James Bodi
CONSTITUTION 2 LTD.	)	Authorised signatory
in the presence of: Sarah Demerling	)
)

Name of
Witness:	Sarah Demerling

Address:	Canon’s Court

22 Victoria St., Bermuda

Occupation:	Lawyer

EXECUTED and DELIVERED as a DEED	)
By Mr. Luigi Pulcini, President / Director	)
Authorised signatory for	)	/s/ S. Faina
DREAM CARRIER CO. LTD.	)	Authorised signatory
in the presence of:	)
)

Name of
Witness:	Stanislao Faina

Address:	7 Rue du Gabian

98000 Monaco

Occupation:	Legal and Corporate Advisor at CTM Monaco

EXECUTED and DELIVERED as a DEED	)
By Mr. Luigi Pulcini, President / Director	)
Authorised signatory for	)	/s/ S. Faina
EXPLORER CARRIER CO. LTD.	)	Authorised signatory
in the presence of:	)
)

Name of
Witness:	Stanislao Faina

Address:	7 Rue du Gabian

98000 Monaco

Occupation:	Legal and Corporate Advisor at CTM Monaco

EXECUTED and DELIVERED as a DEED	)
By Mr. Luigi Pulcini, President / Director	)
Authorised signatory for	)	/s/ S. Faina
ENDURANCE CARRIER CO. LTD.	)	Authorised signatory
in the presence of:	)
)

Name of
Witness:	Stanislao Faina

Address:	7 Rue du Gabian

98000 Monaco

Occupation:	Legal and Corporate Advisor at CTM Monaco

EXECUTED and DELIVERED as a DEED	)
By Mr. Luigi Pulcini, President / Director	)
Authorised signatory for	)	/s/ S. Faina
WINDSOR CARRIER CO. LTD.	)	Authorised signatory
in the presence of:	)
)

Name of
Witness:	Stanislao Faina

Address:	7 Rue du Gabian

98000 Monaco

Occupation:	Legal and Corporate Advisor at CTM Monaco

EXECUTED and DELIVERED as a DEED	)
By Mr. Luigi Pulcini, President / Director	)
Authorised signatory for	)	/s/ S. Faina
NAVIGATOR CARRIER CO. LTD.	)	Authorised signatory
in the presence of:	)
)

Name of
Witness:	Stanislao Faina

Address:	7 Rue du Gabian

98000 Monaco

Occupation:	Legal and Corporate Advisor at CTM Monaco

EXECUTED and DELIVERED as a DEED	)
By J.M. Radziwill , Director	)
Authorised signatory for	)	/s/ S. Faina
GOODBULK LTD.	)	Authorised signatory
in the presence of:	)
)

Name of
Witness:	Stanislao Faina

Address:	7 Rue du Gabian

98000 Monaco

Occupation:	Legal and Corporate Advisor at CTM Monaco

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